UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2004

ConocoPhillips

(Exact name of registrant as specified in its charter)

Delaware	000-49987	01-0562944
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 North Dairy Ashford

Houston, Texas 77079

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 293-1000

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 1, 2004, two executive compensation plans, the Key Employee Change in Control Severance Plan and the Executive Severance Plan, the material terms of which have previously been approved by the Compensation Committee of the Board of Directors of ConocoPhillips, will become effective.

Key Employee Change in Control Severance Plan. The Key Employee Change in Control Severance Plan provides for a cash severance payment equal to 2-3 times an executive officer’s salary and bonus (depending on salary level) as well as the continuation of certain benefits upon both (i) a change in control of the company and (ii) the termination of such executive’s employment (a) by the Company without cause or (b) by the executive for good reason.

Executive Severance Plan. The Executive Severance Plan provides for a cash severance payment equal to 1.5-2 times an executive officer’s salary and bonus (depending on salary level) as well as the continuation of certain benefits upon the termination of such executive’s employment by the Company without cause (other than a termination covered by the Key Employee Change in Control Severance Plan).

Item 1.02. Termination of a Material Definitive Agreement

On September 22, 2004, J.J. Mulva, our President and Chief Executive Officer, proposed to terminate his Employment Agreement and serve as Chairman, Chief Executive Officer and President effective October 1, 2004 without an employment contract. The Board of Directors, upon the recommendation of the Compensation Committee, agreed to the termination of Mr. Mulva’s Employment Agreement effective October 1, 2004. A copy of the letter agreement terminating Mr. Mulva’s Employment Agreement is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1	Letter Agreement, dated as of September 22, 2004, by and among ConocoPhillips and J.J. Mulva.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOCOPHILLIPS

/s/ Stephen F. Gates
September 22, 2004	Stephen F. Gates
Senior Vice President
and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter Agreement, dated as of September 22, 2004, by and among ConocoPhillips and J.J. Mulva.